EXHIBIT 99.1

TapImmune Appoints Dr. John N. Bonfiglio as President and Chief Operating Officer

JACKSONVILLE, Florida, July 19, 2016 / TapImmune, Inc. (TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, announced today that the Company has appointed Dr. John N. Bonfiglio, a member of its Board of Directors, as the Company’s President and Chief Operating Officer.

“Since joining TapImmune in early 2015 as a Strategic Advisor John has been a dynamic and thought-provoking colleague,” said Glynn Wilson, Chief Executive Officer. “His broad experience and expertise in biotech and immunotherapy has strengthened our Company.”

“TapImmune’s strategy has never been more compelling,” said Dr. Bonfiglio, “Along with a team of drug development experts, I am excited to lead several Phase 2 trials and the potential to open a new Investigational Drug Application (IND) for our second T-cell vaccine product targeting Her2/neu in the next 6-8 months.”

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development and the ability to successfully commercialize TPIV 200 as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541